Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 Nos. 333-276675, 333-275968, 333-275844, 333-281220, 333-280683, 333-286677 and Form S-8 Nos. 333-276978, 333-270070, 333-286671, and 333-289421 of SeaStar Medical Holding Corporation (the “Company”) of our report dated March 25, 2026, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, relating to the consolidated financial statements as of and for the years ended December 31, 2025 and 2024, which appears in this Form 10-K.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey

March 25, 2026